Inland Income Trust Announces Estimated Per Share Net Asset Value

Inland Real Estate Income Trust, Inc. (Inland Income Trust or the Company) filed a Form 8-K to announce that its Board of Directors (Board) determined an estimated per share net asset value (NAV) of its common stock as of December 31, 2018, which also sets a new purchase price for shares under its Distribution Reinvestment Plan (DRP) and Share Repurchase Program (SRP).

- The estimated per share NAV of the Company's common stock is $20.12[1] as of December 31, 2018.
- The Board, after taking into account the volatility in retail real estate and in the equity markets, selected an estimated per share NAV slightly lower than the midpoint of the range of values provided by CBRE Capital Advisors, Inc. (CBRE Cap), a FINRA registered broker dealer firm that specializes in providing real estate financial services, in its valuation report. CBRE Cap conducted the valuation analysis in compliance with the industry's guidelines and determined an estimated per share NAV range of $19.57 - $21.79 per share.
- This valuation is a snapshot in time and is not indicative of the amount Inland Income Trust or its stockholders may receive if Inland Income Trust were to list its shares or liquidate its assets, now or in the future or the amount a stockholder may receive when selling shares.
- Beginning with the first quarter distribution payment to stockholders to be paid in April 2019, the purchase price for shares issued under the DRP will be at $20.12 per share. Beginning in April 2019, ordinary share repurchases under the SRP will be at 80% of estimated per share NAV, which is $16.10 per share. Repurchases for death or qualifying disability will be at $20.12 per share.

Helpful Links

- Form 8-K
- Frequently Asked Questions (FAQs)
- Video: Calculating Inland Income Trust's Estimated Per Share Value

[1] This valuation represents the estimated per share NAV as a snapshot in time and it will fluctuate over time. The estimated per share NAV does not represent the amount a stockholder would receive now or in the future for his or her shares of the Company's common stock. The estimated per share NAV is based on a number of assumptions, estimates and data that are inherently imprecise and susceptible to uncertainty and changes in circumstances, including changes to the value of individual assets as well as changes and developments in the real estate and capital markets, changes in interest rates, and changes in the composition of the Company's portfolio. Throughout the valuation process, the Board, the Company's business manager and senior members of management reviewed, confirmed and approved the processes and methodologies used by CBRE Cap and their consistency with real estate industry standards and best practices. The Board then reviewed the valuation report provided by CBRE Cap and determined the estimated per share NAV. Neither CBRE Cap nor any of its affiliates is responsible for the Board's determination of the estimated per share NAV or the Board's determination of the repurchase price for shares under the Company's SRP or the purchase price for shares under the Company's DRP.

Questions?

For additional information, please read the Company's Form 8-K filed March 11, 2019, contact your Inland sales representative or call Inland Investor Services at 800.826.8228.

View SEC Filings.

Inland Securities Corporation | 2901 Butterfield Road, Oak Brook, IL 60523 | 800.826.8228

Inland Real Estate Income Trust, Inc.

Important Information Regarding Inland Income Trust's Annual Valuation

Inland Income Trust is pleased to provide important information about its recent valuation.

Q1: What is the new per share value for Inland Income Trust?

A: Account statements will reflect the new estimated per share value of $20.12 beginning in April 2019.

Q2: Is there any change to Inland Income Trust's strategy to maximize long-term stockholder value?

A: On February 11, 2019, our Company's Board of Directors (Board) approved a strategic plan with the goal of providing a liquidity event in the next 24 to 36 months, or sooner, market conditions permitting, most likely through a listing on a public securities exchange. This strategic plan includes three initiatives meant to better position the Company for future growth.

- **Asset Management Strategy**

Our strategic plan centers around owning a portfolio of 100% grocery-anchored properties with lower exposure to big box retailers. As part of this strategy, our Company's management team and Board will consider the opportunistic sale of certain assets with the goal of redeploying capital into the acquisition of strategically located grocery-anchored centers, as well as the redevelopment of select centers within the current portfolio.

- **Enhancement of Capital Structure**

On February 11, 2019, our Board also approved amendments to the SRP providing for ordinary repurchases at a price equal to 80% of the "share price," as defined in the second amended and restated SRP, and providing our Board with the discretion to reduce the funding limit for share repurchases to an amount equal to a percentage determined in the sole discretion of our Board on a quarterly basis that will not be less than 50% of the net proceeds from the DRP during the applicable quarter.

- **Fee Elimination**

In connection with the strategic plan, the business management agreement with the Company's business manager was amended and restated on February 11, 2019 to, among other things, eliminate all future acquisition and disposition fees.

Q3: How did Inland Income Trust estimate its per share value?

A: We used the appraised value methodology to determine an estimated per share value. The appraised value methodology, also known as the net asset value or NAV method, is based on the fair value of real estate, real estate related investments and other assets, less the fair value of total liabilities. We engaged an independent consultant to provide a range of estimated per share net asset values. Based on information provided by our consultant and taking into consideration the reasonableness of the valuation methodology, our Board determined the estimated net asset value to be approximately $711.1 million or $20.12 per share.

The Board, taking into account the volatility in retail real estate and volatility in the equity markets, selected an estimated per share NAV slightly lower than the midpoint of the range.

Q4: What primary factors impacted the per share estimated NAV?

The primary factors that impacted the Company's Estimated Per Share NAV as compared to the Company's prior NAV determination as of December 31, 2017 were (i) a decrease in the value of the real estate assets due to higher terminal capitalization rates and discount rates applied to certain assets and an increase in vacancies and a decrease in rents at certain properties, (ii) a decrease in cash and other assets, net of other liabilities, as a result of the impairment in value of the joint venture investment plus increased liability for distributions and share repurchases payable as the timing of payments was adjusted from a monthly to a quarterly basis, and (iii) an increase in the fair market value of debt due to an increase in the line of credit balance outstanding, which was partially used to fund capital expenditures, the joint venture investment that was impaired and earnouts, and a decrease in market interest rates.

Q5: Which independent consultant did Inland Income Trust retain to determine an estimation of the net asset value? Why were they selected?

A: Inland Income Trust selected CBRE Capital Advisors, Inc. (CBRE Cap) to perform the property appraisals and determine a range for the Company's estimated per share net asset value. CBRE Group, Inc. (CBRE) is a Fortune 500 and S&P 500 company headquartered in Los Angeles, California and one of the world's largest commercial real estate services and investment firms (in terms of 2018 revenue). CBRE Cap, a subsidiary of CBRE, is a FINRA registered broker dealer firm that specializes in providing real estate financial services. CBRE Cap, chosen based on a number of factors, including its expertise in valuation services and its, as well as its affiliates', breadth and depth of experience in real estate services, is familiar with our portfolio as it also provided an analysis of our assets and liabilities the last three years. Neither CBRE Cap nor any of its affiliates is responsible for the Company's board of director's determination of the estimated per share NAV or the Company's board of director's determination of the repurchase price for shares under the Company's SRP or the purchase price for shares under the Company's DRP.

Q6: Will this impact the Distribution Reinvestment Plan (DRP) or current Share Repurchase Program (SRP)?

A: Beginning with the quarterly distribution to stockholders to be paid in April, any reinvestment under the DRP will be executed at a price equal to $20.12 per share. The price will remain at $20.12 until a new estimated value is announced next year.

Subject to the terms of the SRP, beginning with repurchases in April 2019, ordinary repurchases for stockholders will be at 80% of $20.12, or $16.10 per share, and repurchases for death or qualifying disability will be at $20.12 per share.

Q7: Where can I find out more about the Inland Income Trust Valuation?

A: Contact your financial advisor, contact Inland Investor Services at 800-826-8228 or visit our website at www.inland-investments.com/inland-income-trust for more detailed information.